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                                                                     EXHIBIT 4.9

                                SERIES B WARRANT

                  THE WARRANTS REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

                  THE WARRANTS REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, DATED AS OF THE 8TH DAY OF AUGUST, 2000, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF SUCH WARRANTS WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. ANY TRANSFER NOT IN COMPLIANCE WITH SUCH AGREEMENT SHALL BE VOID. [THIS PARAGRAPH TO BE DELETED WHEN THIS WARRANT IS NO LONGER HELD BY A PURCHASER (AS DEFINED IN THE PURCHASE AGREEMENT) OR A PERMITTED TRANSFEREE (AS DEFINED IN THE PURCHASE AGREEMENT)]

                                SERIES B WARRANT

No. B-4                                                          October 2, 2000

              TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $0.01
                            PER SHARE, OF AVAYA INC.

1. DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "AFFILIATE" means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (and correlative terms "controlling," "controlled by" and "under common control with") means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

         "BOARD" means the Board of Directors of the Company.

         "BUSINESS COMBINATION" means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

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         "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.

         "CAPITAL STOCK" means (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

         "CERTIFICATE OF DESIGNATION" means the Certificate of Designation relating to the Preferred Stock filed with the Secretary of State of Delaware on September 12, 2000.

         "COMMON STOCK" means the Company's common stock, par value $0.01 per share.

         "COMPANY" means Avaya Inc., a Delaware corporation.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "EXCLUDED STOCK" means (i) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock in each case which is subject to Section 13(B), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provisions of Section 13(A)(iii)), (ii) the issuance of shares of Common Stock in any BONA FIDE underwritten public offering, (iii) the issuance of Common Stock in connection with any debt financing from or with one or more unaffiliated third parties approved by the Board (including upon the exercise of any warrants issued in connection with such financings), (iv) the issuance of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other agreement approved by the Board, (v) the issuance of shares of Common Stock in connection with acquisitions of assets or securities of another Person (other than issuances to Affiliates of the Company), and
         (vi) the issuance of shares of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants.

         "EXERCISE PRICE" has the meaning given to it in Section 2(A).

         "EXPIRATION TIME" has the meaning given to it in Section 3.

         "INITIAL CONVERSION PRICE" shall have the meaning set forth in Section 7 of the Certificate of Designation.

         "MARKET PRICE" means, with respect to a particular security, on any given day, the average of the highest and lowest reported sale prices regular way or, in case no such reported sales take place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the principal national securities exchange on which the applicable security is listed or admitted to trading, or if not listed or admitted to trading

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         on any national securities exchange, (i) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (iii) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board.

         "ORDINARY CASH DIVIDENDS" means any cash dividend or cash distribution which, when combined on a per share of Common Stock basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 13 and excluding (a) cash dividends or cash distributions that resulted in an adjustment to the Exercise Price, (b) cash dividends paid on the Common Stock in which the Preferred Stock participates pursuant to Section 3(a)(i) of the Certificate of Designation and (c) cash dividends or cash distributions paid on the Preferred Stock), does not exceed 7.5% of the Market Price of a share of Common Stock on the trading day immediately preceding the date of declaration of such dividend or distribution.

         "ORIGINAL ISSUE DATE" means the date on which the Warrants of this Series were first issued.

         "PERSON" means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

         "PREFERRED STOCK" means the Series B Convertible Participating Preferred Stock of the Company or successor preferred stock as contemplated by the Certificate of Designation.

         "PRO RATA REPURCHASES" means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; PROVIDED, HOWEVER, that "Pro Rata Repurchase" shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under

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         any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

         "PURCHASE AGREEMENT" means the Preferred Stock and Warrant Purchase Agreement, dated as of August 8, 2000, among the Company and the purchasers named therein, including all schedules and exhibits thereto.

         "RIGHTS AGREEMENT" means the Rights Agreement, to be dated as of September 29, 2000, between the Company and the Bank of New York, as Rights Agent, as amended.

         "RIGHTS" is defined in Section 14.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "SHARES" is defined in Section 2(A).

         "SUBSIDIARY" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or
         (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

         "WARRANTHOLDER" has the meaning given to it in Section 2(A).

         "WARRANTS" means collectively the warrants represented hereby (and by any instrument replacing, in whole or in part, this instrument) which were issued to the purchasers named in the Purchase Agreement pursuant to the Purchase Agreement.

2.       NUMBER OF SHARES; EXERCISE PRICE.

         (A) This certifies that, for value received, Warburg, Pincus Equity Partners, L.P. or its registered assigns (the "WARRANTHOLDER") is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of ninety-four and one-half percent (94.5%) of the Applicable Number of fully paid and nonassessable shares of Common Stock (the "SHARES"), at a per Share purchase price (the "EXERCISE PRICE") equal to 1.3 times the Initial Conversion Price. The number and type of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to "Shares", "Common Stock" and "Exercise Price" herein shall be deemed to include any such adjustment or series of adjustments. The "APPLICABLE NUMBER" means 1.6% of the Total Shares Outstanding. "TOTAL SHARES OUTSTANDING" means the quotient of (x) the sum of (a) all issued and outstanding shares of Common Stock as of the Original Issue Date (the "INITIAL OUTSTANDING AMOUNT"), and (b) the Option Amount, divided by (y) 0.964. "OPTION AMOUNT" means the lesser of (a) the sum of (1) all shares of Common Stock issuable upon exercise or conversion of all

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                  options and convertible securities granted, sold or issued to directors, officers or employees of the Company as of the Original Issue Date which at such date had an exercise or conversion price less than or equal to the Exercise Price at the Original Issue Date, whether such shares are vested or unvested and without regard to the relationship of the exercise or conversion price thereof to the Market Price of the Common Stock and (2) all shares and restricted shares of Common Stock and all shares of Common Stock issuable upon exercise or conversion of all options and convertible securities granted, sold or issued to directors, officers or employees of the Company after the Original Issue Date and on or prior to the end of the 90th day following the Original Issue Date which had at the date of grant, sale or issuance an exercise or conversion price (or in the case of shares or restricted shares, a purchase price) less than or equal to the Exercise Price at such date of grant, sale or issuance, whether such shares are vested or unvested and without regard to the relationship of the exercise or conversion (or purchase) price thereof to the Market Price of the Common Stock and (b) the product of (1) the Initial Outstanding Amount and (2) 0.1765.

         (B) The Company will prepare a schedule calculating the Applicable Number and the Total Shares Outstanding and present this schedule to the initial holders of Warrants of this Series within 15 Business Days after the 90th day following the Original Issue Date. If the initial holders concur with such schedule as prepared by the Company or otherwise do not respond within 10 Business Days following receipt, the Applicable Number and the Total Shares Outstanding will be as set forth therein. If the initial holders dispute the calculation of the Applicable Number or the Total Shares Outstanding pursuant to such schedule as proposed by the Company, the initial holders will note such dispute in writing to the Company within 10 Business Days following receipt of such schedule from the Company. If the Company and the initial holders cannot agree on the calculation of the Applicable Number and the Total Shares Outstanding within 5 Business Days following the initial holders' written response noting their dispute, then the Company and the initial holders will chose a mutually agreeable investment banking or accounting firm to compute the Applicable Amount and the Total Shares Outstanding in accordance with this Warrant, and such computation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the initial holders disputing such calculations. The calculation of the Applicable Number and the Total Shares Outstanding shall not take into account shares of Preferred Stock or shares of Common Stock into which the shares of Preferred Stock are convertible. The Applicable Number and the Total Shares Outstanding shall be determined as of the 90th day following the Original Issue Date. Following the determination of the Applicable Number and the Total Shares Outstanding the Company and the Warrantholder shall amend this Warrant to set forth the amount thereof.

3.       EXERCISE RIGHTS.

         (A) EXERCISE OF WARRANT; TERM. The right to purchase the Shares represented by this

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                  Warrant is exercisable, in whole or in part, by the
                  Warrantholder, at any time or from time to time but in no event later than 11:59 p.m. New York City Time, on October 2, 2005 (the "EXPIRATION TIME"), by (a) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Basking Ridge, New Jersey (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (b) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

         (i) by tendering in cash, by certified or cashier's check or by wire transfer payable to the order of the Company; or

         (ii) by having the Company withhold shares of Common Stock issuable upon exercise of this Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

         (B) MANDATORY EXERCISE. At any time beginning on the later of (x) the date that is six months after the Original Issue Date or
                  (y) the date that the Warrant Registration Statement shall have become effective under the Securities Act, and continuing until the second anniversary of the Original Issue Date, at the Company's option, the Warrantholder shall be required to exercise this Warrant with respect to up to 50% of the Applicable Number, but only if the average of the Market Prices of the Common Stock has been at least 2.25 times the Initial Conversion Price over a period of 20 consecutive trading days, ending on a trading day with respect to which the Market Price is at least 2.25 times the Initial Conversion Price and which is no more than five trading days prior to the date on which the Company delivered written notice thereof to the Warrantholder, which notice shall state the number of Shares subject to such exercise and the date of exercise (which date must be no fewer than 10 days after, and no more than 20 days after, the date of the notice) (the "EXERCISE DEADLINE DATE"). If the Warrantholder is required to exercise this Warrant pursuant to this Section 3(B), the method of exercise shall be the same as the method described in Section 3(A); PROVIDED, HOWEVER, that if the Warrantholder fails to exercise this Warrant on or prior to the Exercise Deadline Date, the Company shall effect the exercise of this Warrant on the next succeeding day by withholding shares of Common Stock in the manner described in Section 3(A)(ii) based on the Market Price of the Common Stock on the Exercise Deadline Date. The Company shall deliver, in accordance with Section 4, the shares of Common Stock (and any cash in lieu of fractional shares) issued as a result of any exercise pursuant to the proviso to the immediately preceding sentence to the Warrantholder who failed to exercise in the name and at the address of the Warrantholder appearing on the books of the Company and such Warrantholder's Warrant shall thereafter be null and void with respect to the

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                  portion of the Warrant so exercised. "WARRANT
                  REGISTRATION STATEMENT" shall mean a registration statement filed by the Company under the Securities Act registering the sale by the initial purchasers and Permitted Transferees (as defined in the Purchase Agreement) of the Warrants and the shares of Common Stock issuable upon exercise of this Warrant, in accordance with Section 5.10 of the Purchase Agreement.

         (C) REPLACEMENT OF WARRANT. If the exercising (or selling, as the case may be) Warrantholder does not exercise (or sell, as the case may be) this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, not exceeding three (3) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised (or sold, as the case may be); PROVIDED, HOWEVER, that if the Warrantholder is required to deliver this Warrant to the Company pursuant to
                  Section 3(B) and fails to do so, the Warrantholder shall not be entitled to receive a new warrant from the Company until the Warrantholder delivers this Warrant to the Company and then only in respect of the portion of the Warrant not exercised pursuant to Section 3(B).

4. ISSUANCE OF SHARES; AUTHORIZATION; LISTING. Subject to the next sentence, certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. In the event this Warrant is exercised prior to the final determination of the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant, such exercise shall be effective when made but payment of the exercise price shall be made and certificates for Shares shall be issued, three (3) Business Days after final determination of the Exercise Price. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will, upon issuance and payment therefor, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Company will procure, at its sole expense, the listing of the Shares, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then

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         listed or traded. The Company will take all commercially reasonable action as may be necessary to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

5. NO FRACTIONAL SHARES OR SCRIP. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price per share of Common Stock computed as of the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction of a Share.

6. NO RIGHTS AS SHAREHOLDERS. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.

7. CHARGES, TAXES AND EXPENSES. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Warrantholder or such designated Persons for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the Warrantholder or such designated Persons, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

8. TRANSFER/ASSIGNMENT. This Warrant and any rights hereunder are not transferable by the Warrantholder, in whole or in part, in the absence of any effective registration statement related to this Warrant or an opinion of counsel, satisfactory in form and substance to the Company, that such registration is not required under the Securities Act and any applicable state securities laws. Subject to compliance with the preceding sentence, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses, taxes (other than stock transfer taxes or taxes imposed because the transferee is a non-U.S. Person) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company. The restrictions imposed by the first sentence of this Section 8 shall terminate as to the Warrant (i) when such security has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such security, except with respect to securities held following such disposition by Affiliates of the

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         Company, or (ii) when, in the opinion of counsel for the Company, such restrictions are no longer required in order to achieve compliance with the Securities Act.

9. EXCHANGE AND REGISTRY OF WARRANT. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder at the office or agency of the Company described in Section 3, for a new warrant or warrants of like tenor representing the right to purchase in the aggregate a like number of shares. The Company shall maintain at the office or agency described in Section 3 a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. If this Warrant is mutilated, lost, stolen or destroyed, the Company will issue and deliver in substitution for and upon cancellation of the mutilated Warrant, or in substitution for the Warrant lost, stolen or destroyed, a new warrant or warrants of like tenor and representing an equivalent right or interest, but only upon, in the case of a lost, stolen or destroyed certificate, receipt of evidence satisfactory to the Company of such loss, theft or destruction. If required by the Company, the Warrantholder shall furnish an indemnity bond sufficient to protect the Company from any out-of-pocket loss which it may suffer if a Warrant is replaced. The Company may charge the Warrantholder for its reasonable expenses in replacing a Warrant.

11. SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. RULE 144 INFORMATION. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as is described in Rule 144(c)(2) under the Securities Act). Upon the request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13. ADJUSTMENTS AND OTHER RIGHTS. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

         (A) COMMON STOCK ISSUED AT LESS THAN MARKET VALUE. If the Company issues or sells any Common Stock other than Excluded Stock without consideration or for consideration per share less than the Market Price of the Common Stock, as of the day of such issuance or sale, the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price, in effect immediately prior

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                  to such issuance or sale, by a fraction, (1) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus
                  (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Market Price on the last trading day immediately preceding such issuance or sale and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (i) the product of (a) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (b) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence. For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to this
                  Section 13(A), the following provisions shall be applicable:

         (i) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

         (ii) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, PROVIDED, HOWEVER, that such fair value as determined by the Board shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

         (iii) In the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

         (a) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

         (b) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

         (c) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

         (d) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance thereof, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

         (e) if the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

         (B) STOCK SPLITS, SUBDIVISIONS, RECLASSIFICATIONS OR COMBINATIONS. If the Company shall (1) declare a dividend or make a distribution on its Common Stock in shares of Common Stock,
                  (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (i) the product of (a) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (b) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (ii) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

         (C) OTHER DISTRIBUTIONS. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class or of any Person other than shares of the Common Stock or (ii) of evidence of indebtedness of the Company or any Subsidiary or
                  (iii) of assets (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(B)) or
                  (iv) of rights or warrants, in each such case the number of Shares issuable upon exercise of this Warrant shall be multiplied by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the fair market value (as reasonably determined by the Board, which amount shall be the cash amount in the case of a distribution in cash) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed per share of Common Stock; such adjustment shall take effect on the record date for such distribution. In such event, the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of Shares issuable upon the exercise of this Warrant before such adjustment, and the denominator of which is the new number of Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the fair market value (as determined above) of the shares or evidences of indebtedness or assets or rights or warrants to be so distributed with respect to one share of Common Stock is equal to or greater than the Market Price per share of Common
                  Stock on such record date, then proper provision shall be made such that upon exercise of the Warrant, the holder shall receive the amount and kind of such shares, assets, evidences of indebtedness, rights or warrants such holders would have received had such holders exercised this Warrant immediately prior to such record date. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

         (D) CERTAIN REPURCHASES OF COMMON STOCK. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (i) the product of (a) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (b) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence.

         (E) BUSINESS COMBINATIONS. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), any Shares issued or issuable upon exercise of this Warrant after the date of such Business Combination or reclassification will be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination or reclassification, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

         (F) SUCCESSIVE ADJUSTMENTS. Successive adjustments in the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be made, without duplication, whenever any event specified in Sections 13(A), (B), (C), (D) or (E) shall occur.

         (G) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENTS. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundreth (1/100th) of a share, as the case may be. No adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable is required if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, as the case may be; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 13(G) are not required to be made will be carried forward and given effect in any subsequent adjustment.

         (H) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON CERTAIN ADJUSTMENTS. Notwithstanding the foregoing, in any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; PROVIDED, HOWEVER, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

         (I) ADJUSTMENT FOR UNSPECIFIED ACTIONS. If the Company takes any action affecting the Common Stock, other than action described in this Section 13, which in the opinion of the Board would materially adversely affect the exercise rights of the Warrantholders, the Exercise Price for the Warrants and/or the number of Shares received upon exercise of the Warrant may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as such Board may determine in good faith to be equitable in the circumstances. Failure of the Board to provide for any such adjustment prior to the effective date of any such action by the

                  Company affecting the Common Stock will be evidence that the Board has determined that it is equitable to make no adjustments in the circumstances.

         (J) VOLUNTARY ADJUSTMENT BY THE COMPANY. The Company may at its option, at any time during the term of the Warrants, reduce the then current Exercise Price or increase the number of Shares for which the Warrant may be exercised to any amount deemed appropriate by the Board; PROVIDED, HOWEVER, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Shares in effect prior to such adjustment, subject to any interim adjustments pursuant to this Section 13.

         (K) STATEMENT REGARDING ADJUSTMENTS. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Company shall forthwith file, at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company's records.

         (L) NOTICES. In the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the Warrantholder, in the manner set forth in Section 13(K), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (M) MISCELLANEOUS. Except as provided in this Section 13, no adjustment in respect of any dividends or other payments or distributions made to Warrantholders of securities issuable upon exercise of Warrants will be made during the term of a Warrant or upon the exercise of a Warrant. In addition, notwithstanding any of the foregoing, no such adjustment will be made for the issuance or conversion of (a) any Securities (as defined in the Purchase Agreement) or (b) any rights under the Rights Agreement or any successor agreement unless such rights become exercisable (in which case they will be deemed for purposes of this Warrant to have been issued at the time they become exercisable).

         (N) NO IMPAIRMENT. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

14. RIGHTS. Whenever the Company shall issue shares of Common Stock upon exercise of this Warrant, the Company shall issue, together with each such share of Common Stock, one right to purchase Series A Junior Participating Preferred Stock, $1.00 par value per share, of the Company (or other securities in lieu thereof) pursuant to the Rights Agreement, or any similar rights issued to holders of Common Stock in addition thereto or in the replacement therefor (such rights, together with any additional or replacement rights, being collectively referred to as the "RIGHTS"), whether or not such Rights shall be exercisable at such time, but only if such Rights are issued and outstanding and held by the other holders of Common Stock (or evidenced by outstanding share certificates representing Common Stock) at such time and have not expired or been redeemed.

15. MERGER OR CONSOLIDATION OF THE COMPANY. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other corporation unless the successor, transferee or lessee corporation, as the case may be (if not the Company), (a) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company and (b) expressly agrees to exchange, at the Warrantholder's option, this Warrant for a warrant or warrants on such surviving corporation's common stock on terms substantially similar to the terms under this Warrant.

16. GOVERNING LAW. THIS WARRANT SHALL BE BINDING UPON ANY SUCCESSORS OR ASSIGNS OF THE COMPANY. THIS WARRANT SHALL CONSTITUTE A CONTRACT UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES.

17. ATTORNEYS' FEES. A party in breach of this Warrant shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Warrant. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

18. AMENDMENTS. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

19. NOTICE. All notices hereunder shall be in writing and shall be effective (a) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (b) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (c) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

                  To the Company:

                           Avaya Inc.
                           211 Mount Airy Road
                           Basking Ridge, NJ  07920
                           Attn:  Chief Financial Officer
                           Telephone:  (908) 953-6000
                           Fax:  (908)  953-9875

20. ENTIRE AGREEMENT. This Warrant and the forms attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated:  October 2, 2000

                                     AVAYA INC.


                                     By:____________________________________
                                          Name:      Garry K. McGuire
                                          Title:     Chief Financial Officer

                          [FORM OF NOTICE OF EXERCISE]

                              Date: ______________


TO:    Avaya Inc.

RE:    Election to Subscribe for and Purchase Common Stock

                  The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Common Stock:______________________

Method of Payment of Exercise Price:___________________

Name and Address of Person to be
Issued New Warrant:__________________________
                   __________________________
                   __________________________
                   __________________________



                                     Holder:____________________________
                                     By:________________________________
                                     Name:______________________________
                                     Title:_____________________________





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